Exhibit 10.3

THIRD ROCK VENTURES

455 MISSION BAY BLVD. SOUTH

SUITE575

SAN FRANCISCO, CA 94158

June 8, 2012

Robert S. McDowell

Dear Bob,

We are pleased to offer you employment with MyoKardia (“the Company”) on the following terms. This employment offer is contingent upon the incorporation of MyoKardia and qualification to do business in the state of California. We anticipate these conditions being met by July 31,2012. If these conditions are not met, the terms below will not be in force or effect.

1. Position. Your initial title will be Vice President, Drug Discovery, and you will initially report to the Company’s acting Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $260,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. It is expected that, when an annual bonus program is approved by the Board of Directors, you will be eligible for a target bonus of 20% of your annual compensation, based upon the achievement of corporate and individual goals, as agreed by the Board of Directors. You will be eligible to participate each year in any annual bonus plan adopted by the Company and the Company, subject to financial, business, and other circumstances and factors.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. If the Company does not have a health benefits program in place by the time you join, and you elect to have health insurance provided by the Company, you will be reimbursed for COBRA premiums (amount to be determined). Once the Company has a health benefits program you will be expected to join the program if you elect to have health benefits provided by the Company. In addition, you will be entitled to 20 days of paid time off in accordance with the Company’s policy.

4. Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 320,000 shares of the Company’s Common Stock. The exercise price per share will be determined by the Board of Directors or the Compensation Committee when the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s Stock

Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

5. Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidentiality and Assignment Agreement, a copy of which is attached hereto as Exhibit A.

6. Background Check. The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 12, 2012. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon you being able to start working with the Company upon its incorporation and qualification to do business in California.

If you have any questions, please call me at 415 766 3637.

Very truly yours,

THIRD ROCK VENTURES

/s/ Charles Homcy
By: Charles Homcy
Title: Venture Partner

I have read and accept this employment offer:

/s/ Robert S. McDowell
Robert S. McDowell

Attachment

Exhibit A: Employee Confidentiality and Assignment Agreement

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